Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. INCREASES
CASH DIVIDEND TO $0.10 PER SHARE

ITASCA, IL, May 17, 2017 - First Midwest Bancorp, Inc. ("First Midwest") (NASDAQ NGS: FMBI), the holding company for First Midwest Bank, announced today that its Board of Directors approved an 11% increase in the quarterly cash dividend on First Midwest's common stock to $0.10 per share. This quarterly cash dividend will be payable on July 11, 2017 to common stockholders of record on June 30, 2017 and will represent the 138th consecutive cash dividend paid by First Midwest since its inception in 1983.

"This dividend increase demonstrates the confidence we have in our company and our business strategy," said Michael L. Scudder, President and Chief Executive Officer of First Midwest. "We are committed to returning value to our stockholders while at the same time continuing to grow and diversify our revenues, invest in our business and balance risk."

About First Midwest
First Midwest is a relationship-based financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in the Midwest, with approximately $14 billion in assets and $10 billion in trust assets under management. First Midwest's principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, equipment leasing, retail, wealth management, trust and private banking products and services through over 130 locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest's common stock is traded on the NASDAQ Stock Market under the symbol FMBI. First Midwest’s website is www.firstmidwest.com.
Contact Information

Investors:	Patrick S. Barrett EVP and Chief Financial Officer (630) 875-7273 pat.barrett@firstmidwest.com	Media:	James M. Roolf SVP and Corporate Relations Officer (630) 875-7533 jim.roolf@firstmidwest.com